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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated January 10, 2003, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-107033) and related Prospectus of Charles River Associates Incorporated for the registration of 2,370,150 shares of Common Stock, and to the incorporation by reference therein of our report dated January 10, 2003, with respect to the consolidated financial statements of Charles River Associates Incorporated included in its Annual Report (Form 10-K) for the year ended November 30, 2002, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
July 29, 2003

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS